Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces First Quarter 2009 Results

KNOXVILLE, Tenn. – May 6, 2009 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the first quarter of 2009.

Net revenue less provision for uncollectibles (“revenue less provision”) in the first quarter of 2009 increased 5.9% to $349.6 million from $330.0 million in the first quarter of 2008. Same contract revenue less provision for the quarter increased 4.4% to $319.0 million from $305.5 million in the same period a year ago. In the first quarter 2009, same contract revenue less provision benefited 4.4% from increases in estimated collections per visit while contract and other revenue contributed 0.5% to the growth. These increases were partially offset by declines in billed patient volume which resulted in a decrease in same contract revenue growth of 0.5%. New sales, net of contracts that terminated in the period, and acquisitions contributed $4.0 million and $2.1 million of growth between periods, respectively.

Based on the results of the Company’s most recent actuarial study completed in April 2009, first quarter 2009 financial results reflected a reduction of professional liability reserves related to prior years of $18.8 million. A $13.8 million reduction in professional liability reserves associated with prior years was recorded during the first quarter of 2008. The most recent actuarial loss estimates reflected continued favorable trends in the development of previous loss estimates necessitating the revaluation of prior year loss reserves during the first quarter. Net earnings increased 48% to $25.9 million in the first quarter of 2009 compared to $17.5 million in the first quarter of 2008. In addition to the benefit of the prior year professional liability reserve adjustment, improvements in gross margin percentage and a decrease in net interest expense contributed to the increase in net earnings during the first quarter of 2009.

As of March 31, 2009, the Company had cash and cash equivalents of approximately $66.3 million and a revolving credit facility of $110.0 million (without giving effect to $8.4 million of undrawn letters of credit). During the first quarter of 2009, the Company made scheduled debt payments of $1.1 million. As a result, the Company’s total outstanding debt as of March 31, 2009 was $614.2 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations for the first quarter of 2009 increased to $30.3 million compared to $12.0 million for the same period in 2008. Contributing to the increase in operating cash flow between years were an improvement in profitability, a lower level of accounts receivable funding, and a reduction in interest payments during the first quarter of 2009 compared to the same period in 2008.

Greg Roth, President and Chief Executive Officer of TeamHealth said, “We are very pleased with our first quarter 2009 financial results, especially the continued growth in net revenue, earnings, and operating cash flows, despite the difficult macro economic environment. Unfortunately, we experienced some modest declines in billed patient volumes during the quarter that we believe were caused by the current economic conditions as well as one less calendar day in the first quarter. However, we effectively managed our operating overhead and administrative costs which helped offset the financial impact. Our investment in patient safety and risk management resources and initiatives continued to deliver tangible benefits as we again realized a decrease in our professional liability loss estimates. We are also pleased with our working capital management that contributed to strong operating cash flows and our ongoing improvement in our overall liquidity position.

During these challenging times, we are committed to putting the right level of resources into our business and people, while carefully managing our operations to maintain our financial strength in order to support our affiliated clinicians and hospital customers and enable them to provide outstanding care to all their patients.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “Our first quarter’s positive financial performance continues to demonstrates the effort and commitment of all our employees and affiliated clinicians to provide outstanding service in the most efficient manner despite the current economic conditions. We continue to actively monitor the various proposals for national healthcare reform currently under discussion in our nation’s capital. From our perspective of providing care to nearly eight million patients annually in emergency departments around the country, we have a keen appreciation of the societal benefits derived from seeking solutions for extending coverage to the significant number of patients that our affiliated physicians currently care for that at this time do not have any coverage. During the course of these discussions, we look forward to collectively working with others in the industry to develop ideas and proposed solutions to the issue of the uninsured and remain committed to supporting the provision of quality healthcare services to this patient population.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on May 7, 2009. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Thursday, May 7, 2009, through midnight on Thursday, May 14, 2009, by calling (800) 642-1687, access code 98368310.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,000 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to more than 550 civilian and military hospitals, and clinics and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company’s forward-looking statements speak only as of the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

- tables attached -

Team Finance LLC

Financial Highlights

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(In thousands)
Net revenue	$594,792	$559,021
Provision for uncollectibles	245,206	229,002

Net revenue less provision for uncollectibles	349,586	330,019
Cost of services rendered
Professional service expenses	268,932	255,236
Professional liability costs (benefit)	(6,733)	54

Gross profit	87,387	74,729
General and administrative expenses	29,220	28,129
Management fee and other expenses	939	886
Depreciation and amortization	4,625	3,882
Interest expense, net	10,096	12,642
Transaction costs	81	—

Earnings from continuing operations before income taxes	42,426	29,190
Provision for income taxes	16,529	11,702

Net earnings	$25,897	$17,488

- more -

Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
Net earnings	$25,897	$17,488
Interest expense, net	10,096	12,642
Provision for income taxes	16,529	11,702
Depreciation and amortization	4,625	3,882

EBITDA	57,147	45,714
Management fee and other expenses (a)	939	886
Restricted unit expense (b)	186	140
Insurance subsidiary interest income	860	1,075
Severance and other charges	312	383
Transaction costs	81	—

Adjusted EBITDA*	$59,525	$48,198

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $13,835 for the three months ended March 31, 2009 and 2008, respectively.
(a)	Reflects management sponsor fee and loss on disposal of assets.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

- more -

Team Finance LLC

Financial Highlights

Balance Sheet Data	As of March 31, 2009	As of December 31, 2008
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$66,324	$46,398
Accounts receivable, net	237,388	237,790
Long term debt, including current portion	614,213	615,275

###